As filed with the Securities and Exchange Commission on June 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASHFORD HOSPITALITY PRIME, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	46-2488594 (I.R.S. Employer Identification No.)

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

(Address of Principal Executive Offices, Zip Code)

Ashford Hospitality Prime, Inc. 2013 Equity Incentive Plan

(Full title of the plan)

David A. Brooks

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

(Name and address of agent for service)

(972) 490-9600

(Telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos

Andrews Kurth Kenyon LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

(214) 659-4574

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

	Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,200,000	$9.77	$11,724,000	$1,358.81

(1)         Represents additional shares of common stock of Ashford Hospitality Prime, Inc. (the “Company”) that may be offered or issued under the terms of the Ashford Hospitality Prime, Inc. 2013 Equity Incentive Plan (the “Plan”) by reason of any stock split, recapitalization or other similar transaction.

(2)         Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on June 16, 2017.

EXPLANATORY NOTE

This Registration Statement registers an additional 1,200,000 shares of the Company’s common stock that may be offered and sold under the Plan pursuant to an amendment to the Plan approved by the Board of Directors of the Company on April 27, 2017 and approved by the Shareholders of the Company on June 9, 2017.  This Registration Statement relates solely to the registration of additional securities of the same class as other securities under the Plan for which a Form S-8 registration statement is currently effective.  Pursuant to General Instruction E to Form S-8, the contents of the Company’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-194968), filed with the Securities and Exchange Commission on June 4, 2015, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference to the extent not otherwise amended or superseded by the contents of this Registration Statement.

This Registration Statement is also filed to register the offer and sale of these shares acquired pursuant to the Plan by affiliates of the Company.  In this regard, this Registration Statement also contains a Reoffer Prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3, which may be utilized for reoffering and resales on a continuous or delayed basis in the future for shares acquired and owned by affiliates of the Company, including executive officers of the Company pursuant to the Plan.

REOFFER PROSPECTUS

Up to 1,200,000 Shares

Common Stock, $0.01 Par Value

This Prospectus relates to the reoffer and resale from time to time by certain selling stockholders of Ashford Hospitality Prime, Inc. (referred to as “we” and “our” in this Prospectus) of up to 1,200,000 shares of our common stock that has been, or may be, acquired by the selling stockholders pursuant to their participation in the Ashford Hospitality Prime, Inc. 2013 Equity Incentive Plan, which is referred to as the Plan in this Prospectus.  Any resales will be made on a continuous or delayed basis to the public without restriction.  Each selling stockholder that sells shares of our common stock pursuant to this Prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.  Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders have acquired or will acquire the shares of common stock pursuant to the Plan and may resell all, a portion, or none of the shares of common stock issued to them pursuant to the Plan.

This Prospectus will be supplemented, as necessary, to update the names of the selling stockholders and the number of shares of our common stock to be reoffered by each of the selling stockholders, when we become aware of any changes to such information.

This Prospectus may only be used if a supplement is attached which sets forth the names of the selling stockholders and the number of shares of our common stock to be reoffered by each of the selling stockholders and any special terms on which they propose to sell such shares of our common stock.

The selling stockholders may reoffer for sale and resell all or a portion of the shares being offered pursuant to this Prospectus in transactions on the New York Stock Exchange (the “NYSE”), in negotiated transactions, through the writing of options on the shares or through a combination of these methods.  The selling stockholders may offer the shares at prices related to prevailing market prices, at negotiated prices or at such other prices as such selling stockholders may otherwise determine.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  We will bear all expenses incurred in connection with the registration of the shares being offered by the selling stockholders.  The selling stockholders shall be responsible for all broker discounts and selling commissions, fees and expenses of counsel and other advisors to the selling stockholders, transfer taxes and related charges in connection with the offer and sale of these shares.

Our common stock is listed on the NYSE under the symbol “AHP.”  On June 20, 2017, the last sale price of our common stock, as reported on the NYSE, was $10.16.  Our principal executive offices are located at 14185 Dallas Parkway, suite 1100, Dallas, Texas 75254 (telephone number (972) 490-9600).

Investing in shares of our common stock involves risks.  You should carefully review the discussion under the heading “RISK FACTORS” on page 2 regarding information included and incorporated by reference in this Prospectus.  You should carefully read this Prospectus together with the documents we incorporate by reference before you invest in our common stock.

This Prospectus is not an offer to sell any securities other than the shares of common stock offered hereby.  This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 21, 2017.

You should rely only on the information contained in or incorporated by reference in this Prospectus when deciding whether to invest in the shares of our common stock offered hereby.  We have not authorized, and no selling stockholder has authorized anyone, including any salesperson or broker, to give oral or written information about this offering, our Company, or the shares of common stock offered hereby that is different from the information included or incorporated by reference in this Prospectus.  If anyone provides you with different information, you should not rely on it.  The selling stockholders are not permitted to make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this Prospectus is accurate only as of the date on the front cover of this Prospectus as updated by incorporation by reference of certain of our public filings.

ASHFORD HOSPITALITY PRIME, INC.

We are a Maryland corporation formed in April 2013.  We became a public company on November 19, 2013 when Ashford Hospitality Trust, Inc., a NYSE-listed REIT (“Ashford Trust”), completed the spin-off of our company through the distribution of our outstanding common stock to the Ashford Trust stockholders.  We invest primarily in high revenue per available room (“RevPAR”), luxury hotels and resorts.  High RevPAR, for purposes of our investment strategy, means RevPAR of at least twice the then-current U.S. national average RevPAR for all hotels as determined by Smith Travel Research.  Two times the U.S. national average was $162 for the year ended December 31, 2016.  We have elected to be taxed as a REIT under the Internal Revenue Code beginning in the year ended December 31, 2013.  We conduct our business and own substantially all of our assets through our operating partnership, Ashford Hospitality Prime Limited Partnership.

We operate in the direct hotel investment segment of the hotel lodging industry.  As of May 5, 2017, we own interests in twelve hotel properties in seven states, the District of Columbia and St. Thomas, U.S. Virgin Islands with 3,892 total rooms, or 3,657 net rooms, excluding those attributable to our joint venture partner.  The hotel properties in our current portfolio are predominantly located in U.S. urban markets with favorable growth characteristics resulting from multiple demand generators.  We own ten of our hotel properties directly, and the remaining two hotel properties through an investment in a majority-owned consolidated entity.

We are advised by Ashford LLC, a subsidiary of Ashford Inc., through an advisory agreement.  All of the hotel properties in our portfolio are currently asset-managed by Ashford LLC.  We do not have any employees.  All of the services that might be provided by employees are provided to us by Ashford LLC.

Our principal executive offices are located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.  Our telephone number is (972) 490-9600.  Our website is www.ahpreit.com.  References to our website and those of our subsidiaries are not intended to be active links and the information on such websites is not, and you must not consider that information to be, a part of this Prospectus.

RISK FACTORS

An investment in our common stock involves certain risks.  Before deciding to invest in our common stock, you should carefully read and consider the risk factors set forth in our most recent Annual Report on Form 10-K (our “Latest Form 10-K”) filed with the Securities and Exchange Commission, or SEC, under the heading “Risk Factors” as well as any updated or additional disclosure about risk factors included in any of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have made with the SEC since the date of the Latest Form 10-K that are incorporated by reference in this Prospectus. Additional risks and uncertainties of which we are not aware or that we believe are not material at the time could also materially and adversely affect our business, financial condition, results of operations, cash flows or liquidity.  In any case, the price of the shares of our common stock could decline and you could lose all or part of your investment.

CAUTIONARY NOTE ABOUT FORWARD LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference, together with other statements and information publicly disseminated by us, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to risks and uncertainties.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.  These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects are forward-looking by their nature:

•                                          our business and investment strategy;

•                                          our projected operating results and dividend rates;

•                                          our ability to obtain future financing arrangements;

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•                                          our understanding of our competition;

•                                          market trends;

•                                          projected capital expenditures;

•                                          anticipated acquisitions or dispositions; and

•                                          the impact of technology on our operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently known to us.  These beliefs, assumptions and expectations can change as a result of many potential events or factors, not all of which are known to us.  If a change occurs, our business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in our forward-looking statements.  You should carefully consider this risk when you make an investment decision concerning our securities.  Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•                                          the factors discussed in this Prospectus, and in the information incorporated by reference into it, including those set forth in our Latest Form 10-K and subsequent Quarterly Reports on Form 10-Q under the section titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Properties;”

•                                          general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise;

•                                          our ability to deploy capital and raise additional capital at reasonable costs to repay debts, invest in our properties and fund future acquisitions;

•                                          unanticipated increases in financing and other costs, including a rise in interest rates;

•                                          the degree and nature of our competition;

•                                          actual and potential conflicts of interest with our advisor, Ashford LLC, Ashford Trust, Remington Lodging & Hospitality, LLC, our executive officers and our non-independent directors;

•                                          changes in personnel of Ashford LLC or the lack of availability of qualified personnel;

•                                          changes in governmental regulations, accounting rules, tax rates and similar matters;

•                                          legislative and regulatory changes, including changes to the Internal Revenue Code of 1986, as amended (the “Code”), and related rules, regulations and interpretations governing the taxation of REITs; and

•                                          limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes.

When we use words or phrases such as “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  You should not place undue reliance on these forward-looking statements.  Our forward-looking statements speak only as of the date of this Prospectus or as of the date they are made, as applicable, and except as otherwise required by federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

This Prospectus is to be used in connection with any reoffer and resales of our common stock acquired under the Plan by persons who may be considered our “affiliates” within the meaning of the Securities Act.

At the date of this Prospectus, we do not know the names of persons who intend to resell shares of our common stock distributed under the Plan.  The selling stockholders will be our affiliates, including our officers, employees of our advisor, consultants and directors, who may acquire shares of our common stock under the Plan.  Each of these persons may be considered our “affiliate” within the meaning of the Securities Act.  We will supplement this Prospectus to identify the selling stockholders and the number of shares of our common stock to be reoffered and resold by them as that information becomes known to the extent such selling stockholder will rely on this registration statement of which this Prospectus is a part to reoffer and resell shares of our common stock they acquire pursuant to this Plan.

PLAN OF DISTRIBUTION

The shares may be offered by the selling stockholders from time to time in transactions over the NYSE, in negotiated transactions, through the writing of options on the shares or a combination of these methods of sale, at prices related to prevailing market prices, at negotiated prices or at other prices set by the selling stockholders.  The selling stockholders may effect these transactions by selling the shares to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might be in excess of customary discounts, concessions or commissions.

There is no assurance that any of the selling stockholders will sell any or all of the shares of our common stock to which this Prospectus relates.

We will pay all expenses incurred in connection with the registration of the shares of our common stock offered under this Prospectus.  The selling stockholders are responsible for all broker discounts and selling commissions, fees and expenses of counsel and other advisors to the selling stockholders, transfer taxes and related charges in connection with the offer and sale of shares by them.

LEGAL MATTERS

The validity of the issuance of our common stock described in this Prospectus was passed upon for us by Hogan Lovells US LLP, our Maryland counsel.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  You may read and copy any materials that we file with the SEC without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549-1090.  Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300.  Also, the SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  The public can obtain any documents that we file with the SEC at www.sec.gov.

We also make available free of charge on or through our internet website (www.ahtreit.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

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This Prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission.  This Prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement.  For further information with respect to our company and our securities, reference is made to the registration statement, including the exhibits and schedules to the registration statement.  Statements contained in this Prospectus as to the contents of any contract or other document referred to in this Prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS OR OTHER OFFERING MATERIALS.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we file with the SEC.  These incorporated documents contain important business and financial information about us that is not included in or delivered with this Prospectus.  The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished rather than filed), until the offering of securities covered by this Prospectus is complete:

•                                          our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017, as amended by Amendment No.1 to the Annual Report on Form 10-K/A, filed with the SEC on March 16, 2017;

•                                          our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 9, 2017;

•                                          our Current Reports on Form 8-K filed with the SEC on January 24, 2017, January 25, February 17, 2017, February 21, 2017, March 7, 2017, March 8, 2017, March 17, 2017, April 5, 2017, April 28, 2017, May 11, 2017 and June 13, 2017 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

•                                          the description of our common stock contained in our Registration Statement on Form S-3, originally filed on December 3, 2014 (File No. 333-200718), including any amendment or report filed with the SEC for the purposes of updating such description.

You may obtain copies of these documents at no cost by writing or telephoning us at the following address:

Investor Relations
Ashford Hospitality Prime, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
(972) 490-9600

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Item 8.  Exhibits.

Exhibit No.	Exhibit Description

4.1	Articles of Amendment and Restatement of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 29, 2016).

4.2	Articles of Amendment of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on April 29, 2016).

4.3	Articles Supplementary of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on May 18, 2015).

4.4	Second Amended and Restated Bylaws of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 9, 2016).

4.5	Specimen Common Stock Certificate of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form 10 filed on October 23, 2013).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of BDO USA LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this registration statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 21, 2017.

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ David A. Brooks
Name:	David A. Brooks
Title:	Chief Operating Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Brooks his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitute may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date
Chief Executive Officer and President
/s/ Richard J. Stockton	(Principal Executive Officer)	June 21, 2017
Richard J. Stockton

Chief Financial Officer
/s/ Deric S. Eubanks	(Principal Financial Officer)	June 21, 2017
Deric S. Eubanks

Chief Accounting Officer
/s/ Mark L. Nunneley	(Principal Accounting Officer)	June 21, 2017
Mark L. Nunneley

/s/ Monty J. Bennett	Chairman of the Board of Directors	June 21, 2017
Monty J. Bennett

/s/ Stefani D. Carter	Director	June 21, 2017
Stefani D. Carter

/s/ Lawrence A. Cunningham	Director	June 21, 2017
Lawrence A. Cunningham

/s/ Kenneth H. Fearn	Director	June 21, 2017
Kenneth H. Fearn

/s/ Curtis B. McWilliams	Director	June 21, 2017
Curtis B. McWilliams

/s/ Matthew D. Rinaldi	Director	June 21, 2017
Matthew D. Rinaldi

/s/ Daniel B. Silvers	Director	June 21, 2017
Daniel B. Silvers

/s/ Sarah Zubiate Darrouzet	Director	June 21, 2017
Sarah Zubiate Darrouzet

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Articles of Amendment and Restatement of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 29, 2016).

4.2	Articles of Amendment of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on April 29, 2016).

4.3	Articles Supplementary of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on May 18, 2015).

4.4	Second Amended and Restated Bylaws of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 9, 2016).

4.5	Specimen Common Stock Certificate of Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form 10 filed on October 23, 2013).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of BDO USA LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this registration statement).

*Filed herewith.